Exhibit 14.1

Code of Business Conduct

CNL MACQUARIE GLOBAL GROWTH TRUST, INC.

INTRODUCTION

It is the policy of CNL MACQUARIE GLOBAL GROWTH TRUST, INC. ( the “Company”) that our business be conducted in accordance with the highest ethical standards. Our reputation for integrity is our most important asset. This reputation for integrity is the cornerstone of the public’s faith and trust in our Company; it is what provides us an opportunity to serve our investors, customers and other stakeholders. A single individual’s misconduct can do much to damage a hard-earned reputation.

No code of business conduct or ethics can effectively substitute for an individual’s thoughtful behavior and good judgment. This Code of Business Conduct (the “Code”) is presented to assist you in guiding your conduct to enhance the reputation of the Company. For purposes of this Code, when we refer to the term “Covered Persons,” we include all directors, managers, officers and employees of the (a) Company and its subsidiaries, (b) the Company’s Advisor, CNL Macquarie Global Growth Advisors, LLC, (c) the Company’s Property Manager, CNL Macquarie Global Growth Managers, LLC, (d) CNL Global Growth Managers, LLC, (e) Macquarie Global Growth Managers, LLC, (f) CNL Global Growth Advisors, LLC, (g) Macquarie Global Growth Advisors, LLC, (h) CNL Real Estate Advisors Company, (i) CNL Real Estate Services Corp. d/b/a CNL Commercial Real Estate , (j) Macquarie Real Estate Advisory Services LLC (the entities named in clauses (b) through (j) collectively referred to as “Service Providers”), and (g) certain individuals from other entities affiliated with any of the Service Providers who provide substantial management or other services to or for the benefit of the Company as determined by designated officers of the Advisor.

This Code is a statement of goals and expectations for your conduct. It is important that you read this Code and understand it. Keep it handy and refer to it frequently. Ask whatever questions you may have. You are expected to comply with this Code in both letter and spirit. Ignorance of this Code will not excuse you from its requirements.

This Code cannot and is not intended to cover every applicable law or provide answers to all questions that might arise; for that we must ultimately rely on each individual’s good sense of what is right, including a sense of when it is proper to seek guidance from others on the appropriate course of conduct. Because our business depends upon our reputation for honesty and integrity, in many instances, this Code goes beyond the requirements of law.

This Code is not an express or implied contract of employment and does not create any contractual rights of any kind between the Company or the Advisor or the Company and the Property Manager and their respective Covered Persons. In addition, all Covered Persons should understand that this Code does not modify their employment relationship with their employer, whether at will or governed by contract.

The basic principles discussed in this Code are subject to any Company policies covering the same issues.

COMPLIANCE WITH LAWS

All pertinent laws of every jurisdiction in which the Company operates must be followed. Each Covered Person should acquire sufficient knowledge of the laws relating to his or her particular duties in order to recognize potential dangers and to know when to seek advice. Although not all Covered Persons are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel, or legal counsel.

CONFLICTS OF INTEREST

Overview

Your personal activities and relationships must not conflict or appear to conflict with the interest of the Company. Any activities or relationships which may create the appearance of a conflict of interest must be carefully evaluated by the Board of Directors. Based on the facts relevant to the matter, the Board of Directors will make the determination as to whether such a conflict of interest exists. In the event that a conflict exists the Board of Directors may make the determination of whether to allow the conflict to exist if it is determined to be in the best interest of the Company. Keep in mind, the Code cannot specifically address every potential conflict, so use your conscience and common sense. When questions arise seek guidance.

General Principles

All Covered Persons, and all entities in which a Covered Person is an officer or director or has an ownership interest, are expected to deal with the Company on an arm’s-length basis. All transactions between the Company or its subsidiaries and (a) any such Covered Persons or any entity in which they are an officer or director or have an ownership interest, or (b) any of the Company’s Service Providers, or (c) either sponsor of the Company or any other Macquarie Group entity or its officers, directors or employees, or any other CNL entity or its officers, directors or employees, must be reviewed and approved in advance by the Audit Committee of the Board of Directors (the “Audit Committee”) and, when approved by the Audit Committee, should be promptly disclosed to the Board of Directors.

Generally, all Covered Persons must refrain from personal activities or interests that could adversely influence their objective decision-making ability regarding the Company. However, with regard to two or more companies (including the Company) having an interest in the same business opportunity that is presented to a Covered Person who such companies share as a director, officer, manager or employee, to the extent there is no priority between any two such companies as to such investment, such Covered Person shall have no greater duty to the Company than such companies have to each other.

In accordance with the Company’s Bylaws, as amended or restated from time to time, it is understood that Covered Persons are not required to devote their full time to the affairs of the Company. Any Covered Person, in his or her personal capacity or in a capacity as an affiliate, employee, or agent of any other person, or otherwise, may have business interests and engage in business activities similar to or in addition to those of or relating to the Company, subject to this Code and any other policies relating to such interests and activities adopted by the Board of Directors of the Company or applicable law.

The director of an organization has access to sensitive information and charts the course of the entity. Therefore, any Covered Person is prohibited from serving as a director of another organization (including a charitable for other nonprofit organization) where there is any doubt that the Company and/or such Covered Person can be shielded from even the appearance of impropriety. In addition, members of the Company’s Board of Directors who are invited to serve on other boards (other than subsidiary or affiliated organizations of CNL or Macquarie) should promptly notify the Chairman of the Board of Directors of the Company.

COMPETITION AND FAIR DEALING

Each Covered Person, acting on the Company’s or a Service Provider’s behalf, should deal fairly with customers, suppliers, competitors and employees. No Covered Person may take unfair advantage of another person or party through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

Covered persons who deal with the Company’s borrowers, tenants, suppliers or other third parties are placed in a special position of trust and must exercise great care to preserve their independence. As a general rule, no Covered Person should ever receive a payment or anything of value in exchange for a decision involving the Company’s business. Similarly, no Covered Person should ever offer anything of value to government officials or others to obtain a particular result for the Company. Bribery, kickbacks or other improper payments have no place in the Company’s business. Generally, you should avoid personal financial transactions with persons that may influence your ability to perform your job. The Company recognizes exceptions for token gifts of nominal value (less than $100.00) or customary business entertainment, when a clear business purpose is involved. All gifts must be presented in a manner that clearly identifies the Company and the occasion that warrants the presentation. Under no circumstances may you accept any gifts in the form of cash. Gifts and entertainment for persons with whom we have a business relationship must support the legitimate business interests of the Company and should be reasonable and appropriate under the circumstance.

FOREIGN CORRUPT PRACTICES ACT

The United States Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to foreign government officials or foreign political candidates in order to obtain, retain or direct business. Accordingly, corporate funds, property or anything of value may not be, directly or indirectly, offered or given by any Covered Person or an agent acting on his or her behalf, to a foreign official, foreign political party or official thereof or any candidate for a foreign political office for the purpose of influencing any act or decision of such foreign person or inducing such person to use his influence or in order to assist in obtaining or retaining business for, or directly business to, any person.

Covered Persons are also prohibited from offering or paying anything of value to any foreign person if it is known or it should have been known that all or part of such payment will be used for the above-described prohibited actions. This provision includes situations when intermediaries, such as affiliates or agent, are used to channel payoffs to foreign officials.

USE OF COMPANY ASSETS

Overview

Proper use and protection of the Company’s assets are the responsibility of all Covered Persons. Company assets are meant for Company, not personal, use. Company assets include your time at work and work product, as well as the Company’s equipment, computers and software.

Common sense should prevail, of course. The occasional personal phone call to or from your workplace, for example, is inevitable. Substantial personal phone calls and e-mails, however, represent misuse. The point is to recognize that theft or deliberate misuse of Company assets is a violation of this Code.

General Principles

•	The use of Company assets for your personal benefit or the benefit of anyone other than the Company is permitted only with the approval of the Company’s Chief Financial Officer.

•	You may not realize any financial gain that you discover as a result of your position at the Company or through the use of Company property or information.

•	Misuse of the Company assets may be considered theft and result in disciplinary action or criminal prosecution.

•	Before accepting payment for speeches or presentations related to the Company or your work at the Company, always get the approval of the Company’s Chief Executive Officer or President.

•	Company computer systems and equipment are meant for Company use only. For example, they should never be used for outside businesses, illegal activities, gambling or pornography.

PROTECTING THE COMPANY’S NONPUBLIC INFORMATION

One of the Company’s most important assets is its confidential (also referred to as “nonpublic”) information. Nonpublic information is any information that has not been disclosed or made available to the general public. Nonpublic information includes items such as financial data, plans for acquisitions or divestitures, personal information about associates, material contracts, financing transactions, major management changes and other corporate developments.

The Company’s legal obligations and its competitive position often mandate that this information remain confidential. It is your obligation to safeguard the Company’s nonpublic information. You should not share confidential information with anyone outside the Company unless it is necessary as part of your work responsibilities (such as contacts with the Company’s accountants or its outside attorneys). Even within the Company, confidential corporation information should be discussed only with those who have a need to know the information. Your obligation to safeguard confidential corporate information continues even after you leave the Company or its Service Providers.

The same rules apply to confidential information relating to other companies with which we do business. In the course of the many pending or proposed transactions that this Company has under consideration at any given time, there is a great deal of nonpublic information relating to other companies to which Covered Persons may have access. This could include “material” information that is likely to affect the value of the securities of the other companies. Covered Persons who learn material information about suppliers, customers, venture partners, acquisition targets or competitors through their work at or on behalf of the Company must keep it confidential and must not buy or sell stock in such companies until after the information becomes public. Covered Persons must not give tips about such companies to others who may buy or sell the securities of such companies.

DEALINGS WITH THE PRESS AND COMMUNICATIONS WITH THE PUBLIC

The Company’s Chief Executive Officer and the Company’s President are the Company’s principal spokespersons. If someone outside the Company asks you questions or requests information regarding the Company, its business or financial results, do not attempt to answer. All requests for information – from reporters, securities analysts, stockholders or the general public – should be referred to the Chief Executive Officer and/or President, who will handle the request or delegate it to an appropriate person.

ACCOUNTS AND RECORD KEEPING

Overview

Every Company financial record and account must be accurate, timely and in accordance with the law. Our books must reflect all components of transactions, as well as our own standard of insisting upon an honest and forthright presentation. These records are the basis for managing the Company’s business and for fulfilling our obligations to stockholders, tenants, regulatory authorities and the general public.

Accurate records are everyone’s responsibility. It is always a good idea to double-check them. The Company places the highest priority on “best practices” disclosure in our annual reports, quarterly reports and press releases, and other public disclosure of the Company’s financial results. Each Covered Person shares this responsibility with senior management and the Board of Directors of the Company and must help maintain the integrity of the Company’s financial records.

General Principles; Internal Accounting Controls

•	Never falsify any document or distort the true nature of any transaction.

•	All transactions must be supported by accurate documentation.

•	All reports made to regulatory authorities must be full, fair, accurate, timely and understandable.

•	Associates must cooperate with investigations into the accuracy and timeliness of financial records.

•	To the extent estimates and accruals are necessary in company reports and records, they must be supported by appropriate documentation and based on good faith judgment.

If you ever observe conduct that causes you to question the integrity of our internal accounting controls and/or disclosure, or you otherwise have reason to doubt the accuracy of our financial reporting, it is imperative that you bring these concerns to our attention immediately. You should consult of Company’s Whistleblower Policy to learn how to, and to whom you should, report any concerns. Retaliation of any kind against any Covered Person for raising these issues is strictly prohibited and will not be tolerated.

Improper Influence on the Conduct of Audits

It is unlawful for any officer or director of the Company, or any other person acting under the direction of such person, to take any action to fraudulently influence, coerce, manipulate, or mislead the independent accountants engaged in the performance of an audit of the Company’s financial statements for the purpose of rendering such financial statements materially misleading. Any such action is a violation of this Code. Types of conduct that might constitute improper influence include the following:

•	offering or paying bribes or other financial incentives, including offering future employment or contracts for non-audit services,

•	providing an auditor with inaccurate or misleading legal analysis or other information,

•

threatening to cancel or canceling existing non-audit or audit engagements, or seeking to have a partner removed from the audit engagement, if the auditor or partner objects to the Company’s accounting practices or procedures,

•	blackmailing, or

•	making physical threats.

Any Covered Person who engages in such conduct will be subject to sanctions under this Code, including dismissal in the case of an employee or other disciplinary action in the case of a Covered Person is not an employee, in addition to potential civil and criminal liability.

TRANSACTIONS INVOLVING COMPANY SECURITIES

“Insider trading” refers generally to buying or selling a security while in possession of material, nonpublic information (i.e., “inside information”) about the company that issued the security. Insider trading is illegal and against Company policy. Federal securities laws impose civil and criminal penalties upon persons who use inside information when buying and selling securities or who give inside information to others who use it when buying or selling securities. Liability for violating the laws against “insider trading” can extend not only to the Company’s senior executives, directors and any employees, but to any Covered Person and to relatives and friends of those Covered Persons.

The Company has a separate and specific policy regarding transactions involving Company securities. Each Covered Person will be provided a copy of the Company’s “Insider Trading Policy” and must comply with such policy.

ACCOUNTABILITY FOR ADHERENCE TO THIS CODE

Distribution

All Covered Persons will receive a copy of this Code and will receive any periodic updates.

Monitoring Compliance with this Code; Incident Reporting

This Code is not intended to be a comprehensive rulebook and cannot address every situation that you may face. If you are faced with a difficult business decision that is not addressed in this Code, ask yourself the following questions:

•	Is it legal?

•	Is it honest and fair?

•	Is it in the best interests of the Company?

•	How does this make me feel about myself and the Company?

•	Would I feel comfortable if an account of my actions were published with my name in the newspaper?

If you still feel uncomfortable about a situation or have any doubts about whether it is consistent with the Company’s high ethical standards, seek help. We encourage you to contract your supervisor for help first. If your supervisor cannot answer your questions or if you do not feel comfortable contacting your supervisor, contact the Company’s internal corporate counsel by telephone at 407-540-7591 or by e-mail at Sandra.Gordon@cnl.com. If you feel appropriate action is not being taken, you should contact the Chief Executive Officer or President or, in cases relating to accounting matters, internal accounting controls, auditing matters and/or financial reporting of the Company, the chairman of the Audit Committee of the Board of Directors. You are not required to identify yourself when reporting any violation. If suspected Code violations which relate to financial statement disclosures or accounting, internal control or auditing matters are reported to the Company’s internal corporate counsel, the corporate counsel shall promptly forward such complaints to the chairman of the Audit Committee. The Company has adopted a Whistleblower Policy to enable the anonymous and confidential submission by Covered Persons of complaints or concerns regarding (i) questionable accounting or auditing matter, and (ii) the receipt, retention and treatment of complaints by Covered Persons or concerns regarding such matters. Please consult this policy as necessary.

We do not permit retaliation of any kind against associates for good faith reports of potential violations of this Code. Any associate who retaliates against another associate for reporting known or suspected violations of this Code will be in violation of this Code. Retaliation may also be a violation of law, and as such, could subject both the individual offender and the Company to legal liability.

Investigations and Disciplinary Actions

Covered Persons will be held accountable for their adherence to this Code. The Company will investigate any matter so reported, and any Service Provider must investigate reported violations relating to any of its Covered Persons, and they may take appropriate corrective and disciplinary actions, which may include, alone or in combination, a warning or letter of reprimand, demotion, loss of merit increase or bonus, suspension without pay or termination of employment by your employer.

Violations of this Code are not the only basis for disciplinary action. The Company has additional policies and procedures governing conduct.

Amendments and Modifications; Waivers

The Company reserves the right to amend, alter or terminate this Code at any time and for any reason.

Waivers of any provision of this Code for executive officers and directors of the Company may be made only by the Board of Directors or by the Audit Committee and promptly disclosed to the extent required by law or regulation.